EXHIBIT 10.36

August 4, 2014

Ms. Keri Jolly

Dear Keri:

On behalf of Global Power Equipment Group Inc. (the “Company”), I am pleased to offer you the position of Chief Human Resources Officer within our organization.  We look forward to you working with us to achieve continued success for our Company.  In this position, you will report directly to me as President and Chief Executive Officer of the Company.

The details of our employment offer are outlined below:

Start Date:	August 25, 2014

Location:	Irving, TX

Annual Base Salary:	$310,000, less applicable withholdings

Short-Term Incentive:

You shall be eligible to participate in the Company’s short-term incentive (“STI”) program starting with the 2014 fiscal year.  Your “target” STI opportunity shall be 55% of your Annual Base Salary, with a maximum of 110% of your Annual Base Salary (in each case pro-rated for 2014).  Your payment under the STI program shall be based on the extent to which certain predetermined performance objectives established by the Company have been achieved for that year.  The performance objectives generally include a mix of Company-wide or division-wide financial goals and individual goals.  You must be actively employed by the Company at the time of the payout to be eligible for a STI payment for any fiscal year.

You will be also eligible for a one-time signing bonus of $50,000, less applicable withholdings, payable in a single lump sum at the same time payments are made under the 2014 STI program.  You must be actively employed by the Company at the time of the payout to be eligible for the bonus.

Long-Term Incentive:

The Compensation Committee has approved a 2014 long-term incentive (“LTI”) award of 10,000 Restricted Stock Units (“RSUs”), allocated as follows:  (1) 1/3 to time-based RSUs, which vest in three equal annual installments, and (2) 2/3 to performance-based RSUs which pay out (between 50% to 200% of target) based on the extent to which the Company achieves certain performance objectives during a three-year performance period ending December 31, 2016.  The grant will become effective on your Start Date and will be forfeited if you voluntarily resign prior to the first anniversary of the Start Date.

We will recommend that the Compensation Committee approve a 2015 LTI award of 10,000 RSUs.  We anticipate that this award will be granted in March 2015 and will be allocated as follows: (1) 1/3 to time-based RSUs, which vest in three equal annual installments, and (2) 2/3 to performance-based RSUs which pay out (between 50% to 200% of target) based on the extent to which the Company achieves certain performance objectives during a three-year performance period ending December 31, 2017.  Future LTI grants, if any, will be subject to the discretion of the Compensation Committee.

The RSUs will be granted under the terms, and subject to the conditions, of the Company’s 2011 Equity Incentive Plan.  For the avoidance of doubt, the terms “cause” and “change in control” for the RSU awards shall be defined in the 2011 Equity Incentive Plan and the definition of “good reason” shall be defined in your RSU award agreement.

Vacation:	In 2014 you will be eligible to begin accruing 4 weeks of vacation per year.

Benefits:

As a full-time employee, you shall be eligible to participate in all welfare, perquisites, fringe benefit, insurance, retirement and other benefit plans, practices, policies and programs, maintained by the Company and its affiliates applicable to senior executives of the Company generally, in each case as amended from time to time. In this regard, the Company has contracted with BlueCross BlueShield of OK for medical/dental, Eyemed for vision and Lincoln Life for guaranteed group and employee voluntary life coverage as well as Short Term and Long Term Disability, Conexis for our Health and Dependent Care flexible account administration, and Bank of Oklahoma for our 401(k) plan.

Severance:

You will participate in the Executive Severance Plan (“ESP”), effective as of the Start Date; provided, however, that notwithstanding anything contained in the ESP to the contrary: (i) the severance benefit set forth in Section 4(a)(ii) of the ESP shall equal continued Annual Base Salary for a six month period (rather than a one year period) unless and until you complete six months of service with a satisfactory performance review, at which time it shall increase to continued Annual Base Salary for a one year period; (ii) the term “cause” as used in the ESP shall be defined by reference to the definition of that term in the 2011 Equity Incentive Plan and the definition of “good reason” in the ESP shall be defined by reference to the definition of that term in your RSU award agreement for the 2014 grant; and (iii) the Company may not amend or terminate the ESP, as it applies to you, in a manner that materially impairs your rights thereunder without your prior written consent.

Your employment with the Company is contingent on receipt of a favorable background check, which includes a criminal check and confirmation of references.

As a condition of your employment and continued employment at the Company, you are and will be required at all times to comply with the Company’s policies and rules, including, but not limited to the policies and rules regarding trade secrets, intellectual property, confidential information, the non-solicitation of employees, non-competition restrictions and the Company’s Code of Business Conduct and Ethics.  In this regard, this offer of employment is contingent upon you signing a confidentiality, non-compete, and non-solicit agreement in a form to be provided by the Company, on or prior to your Start Date.

You have represented to us that you do not have a non-compete or a non-solicitation agreement (customers, employees or both) with a current or former employer.  The Company is relying on that representation in making this offer of employment to you.  In the event that this representation is untrue, or in the event that you have mistakenly advised the Company regarding your obligations to your prior employer, the Company reserves the right to revoke or rescind this offer, and to terminate your employment if you have already become employed at the Company, without penalty.  As a condition of your employment at the Company, you are required, at all times, to not use or disclose the confidential and/or proprietary information of your prior employer.

The Company is excited about you joining us and looks forward to a beneficial and productive relationship.  Nevertheless, please note that this offer letter is not a contract of employment for any specific or minimum term and that the employment the Company offers you is terminable at will.  This means that our employment relationship is voluntary and based on mutual consent.  You may resign your employment and the Company likewise may terminate your employment, at any time, for any reason, with or without cause or notice.  Any prior oral or written representations to the contrary are void.

Once again, I am pleased to extend this offer of employment.  Should you have any questions regarding your employment with the Company, please do not hesitate to contact me.

Best,

GLOBAL POWER EQUIPMENT GROUP INC.

/s/ Luis Ramírez
Luis Ramírez
President and Chief Executive Officer

By signing below, I accept the employment offer as set forth above and represent and warrant to the Company as follows:

•

I am not a party to any non-compete or a non-solicitation agreement (customers, employees or both) with a current or former employer and I understand and acknowledge that the Company is relying on that representation in making this offer of employment to me.

•

I have disclosed to the Company in writing all material threatened, pending, or actual claims against me that are unresolved and still outstanding as of the Start Date, in each case of which I am aware, resulting or arising from my service with my current employer (or any other previous employer) or my membership on any boards of directors.

•

I  understand and acknowledge that this offer is for a full-time regular position and that no other outside employment will pose a conflict or interfere with my ability to fulfill the job responsibilities as required.

/s/ Keri Jolly	8/4/14
Keri Jolly	Date